STAN J.H. LEE, CPA
              2160 North Central Rd Suite 203 * Fort Lee * NJ 07024
                  P.O. Box 436402 * San Ysidro * CA 92143-9402
               619-623-7799 * Fax 619-564-3408 * stan2u@gmail.com


To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of October 23, 2009, on the audited financial statements of Meiguo Acquisition Corp. as of September 30, 2009 and for the period beginning October 8, 2008 ( its inception) to September 30, 2009 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Stan J.H. Lee, CPA
-------------------------------
Stan J.H. Lee, CPA
October 23, 2009



          Registered with the Public Company Accounting Oversight Board Member of New Jersey Society of Certified Public Accountants